Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into as of March 28, 2023 (the “Effective Date”) by and between Leidos Holdings, Inc., a Delaware corporation (the “Company”), and Roger A. Krone (“Executive”).

WHEREAS, Executive currently serves as Chairman of the Board and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company are parties to an Employment Agreement dated June 30, 2014 (the “Employment Agreement”); and

WHEREAS, the Company and Executive (each, a “Party”) desire to set forth the terms of Executive’s retirement from the Company.

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1.Employment Period.

(a)    From the Effective date through July 31, 2023 or such other date the Parties mutually agree (the “Full-Time End Date”, and such period the “Transition Period”), Executive shall continue to be employed by the Company as Chief Executive Officer through the date a successor Chief Executive Officer commences employment with the Company and thereafter as a Senior Advisor. For the avoidance of doubt, the foregoing changes upon or after the successor Chief Executive Officer commences employment with the Company, or a reduction in Executive’s duties, authority or responsibilities in connection therewith, shall not constitute “Good Reason” for Executive to resign pursuant to the Employment Agreement. During the Transition Period, Executive shall perform the duties reasonably required in such roles and shall use reasonable best efforts to assist in the transition of his duties as Chief Executive Officer to his successor. During the Transition Period, Executive shall continue to receive a base salary at the rate of $1,274,000 per annum (payable on the Company’s normal payroll schedule) and continue to participate in the Company’s employee benefit plans (subject in each case to the terms and conditions thereof), be reimbursed for reasonable documented business expenses in accordance with the Company’s business expense reimbursement policies, and be eligible for vacation pursuant to the Company’s vacation policies. For the avoidance of doubt, through the Full-Time End Date, Executive will continue to work for the Company on a full business time basis. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement.

(b)    From the Full-Time End Date through March 29, 2024 (the “Separation Date”), Executive shall continue to be an employee of the Company, with the title of Consulting Employee (the period from the Full-Time End Date through the Separation Date, the “Consulting Period”). During the Consulting Period, Executive shall perform such duties as reasonably requested by the Board or the successor Chief Executive Officer. Executive shall be paid at the rate of $1,000 per hour worked during the Consulting Period, Executive will continue to enter time in the Leidos time tracking system (Deltek) and will continue to be paid via Leidos payroll. For the avoidance of doubt, Executive’s eligibility to actively participate in the Company’s employee benefit plans following the Full-Time End Date shall be determined based on the terms of such plans, and subject to Company approval as set forth below, Executive may pursue employment opportunities during the Consulting Period with any employer that is not a Designated Company (as defined in this Agreement), including (without limitation) full-time employment as a senior executive. During the Consulting Period, Executive shall submit any such proposed opportunities to the Chief Executive Officer in writing for approval in accordance with Section 3.1.2.1 of LP-LG-1 (the Company’s Standards of Business Ethics and Conduct), and such approval shall not be unreasonably withheld by the Chief Executive Officer.

(c)    In no event shall Executive be entitled to any benefits pursuant to Section 4 of the Employment Agreement (other than the Accrued Obligations, which shall be paid in accordance with the terms thereof), and Executive shall not be deemed to have been terminated without “Cause” or to have resigned for “Good Reason” for purposes of the Employment Agreement or any plan or agreement covering Executive.

(d)    Executive shall continue to serve as Chairman of the Board through the Company’s annual meeting of shareholders on April 28, 2023.

2. 2023 Annual Bonus. Subject to Executive’s continued compliance with the terms of this Agreement and Executive’s re-execution of the Release of Claims pursuant to the final sentence of Section 5 becoming irrevocable, Executive shall be paid a Bonus for the fiscal year commencing December 31, 2022 (the “2023 Bonus”) in an amount equal to the product of (i) the earned 2023 Bonus and (ii) a fraction, the numerator of which is the number of days from December 31, 2022 through the Full-Time End Date, and the denominator of which is 364. The Target Bonus for this purpose shall be $1,911,000, and the earned 2023 Bonus shall be determined by the HR & Compensation Committee of the Board, assuming a personal score of no less than 100% and a company score on the same basis as for active senior executives of the Company. The 2023 Bonus shall be paid to Executive on the first payroll date after Executive’s re-execution of the Release of Claims pursuant to the final sentence of Section 5 becoming irrevocable.

3.Equity Awards.

(a)    New Grants. Subject to Executive’s continued compliance with the terms of this Agreement, on March 29, 2023, the Executive shall be granted equity awards (the “2023 Equity Awards”) with an initial value (as determined pursuant to Company standard procedures) of $4,050,000, with such award allocated 50% to performance share awards, 30% to performance restricted stock units, and 20% to nonqualified stock options, and subject to the Company’s standard grant agreements and the same terms and conditions as applicable to grants on March 3, 2023 to the Company’s other senior executives (as modified to reflect this Section 3). The 2023 Equity Awards shall receive “retirement” treatment, subject to Executive’s continued compliance with the terms of this Agreement and Executive’s re-execution of the Release of Claims pursuant to the final sentence of Section 5 becoming irrevocable.

(b)    Existing Awards. Executive’s outstanding equity awards are set forth on Exhibit A to this Agreement. Such equity awards shall continue to remain subject in all respects to the vesting and other terms applicable thereto under the relevant grant agreements, with Executive receiving “retirement” treatment for each such award (with service credit through the Separation Date).

4.Executive Covenants. As consideration for the payments and benefits described herein, the covenants in Section 5, 6, 7, 8 and 14 of the Employment Agreement are incorporated into this Agreement and shall continue in effect in accordance with their terms. The “Designated Companies” for purposes of Section 7(a) of the Employment Agreement are specified in Exhibit B. For the avoidance of doubt, the post-termination time periods applicable thereto shall commence to run on the Separation Date (and not any earlier date).

5.Release of Claims. As a condition of the Company’s obligations under this Agreement, the Company and Executive have executed the Release of All Claims and Potential Claims attached as Exhibit C (the “Release of Claims”). In order to receive the payment under Section 2 hereof and “retirement” treatment of the 2023 Equity Awards, Executive must re-execute the Release of Claims on or within twenty-one (21) days following the Separation Date, and not revoke such re-execution.

6.Withholdings. Amounts payable hereunder are subject to all tax and other legally-required withholdings.

7.No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, except as provided in this Agreement.

8.Entire Agreement. This Agreement, its Exhibits and the portions of the Employment Agreement incorporated herein represent the entire understanding and agreement between the parties as to the subject matter hereof and supersede all prior agreements, arrangements and understandings between them concerning the subject matter hereof, and any subsequent written agreements shall be construed to change, amend, alter, repeal or invalidate this Agreement, only to the extent that this Agreement is specifically identified in and made subject to such other written agreements and is executed by both parties hereto. For the avoidance of doubt, the Undertaking Agreement is not superseded hereby and shall remain in effect in accordance with its terms.

9.Other Provisions. Sections 12, 13, 15, 17, 18, 20, 21, 22, 23, 24, 25 and 26 of the Employment Agreement are incorporated into this Agreement, mutatis mutandis.

10.Fees and Expenses. The Company will reimburse Executive for up to $30,000 of legal fees and expenses incurred in connection with his separation and the negotiation and execution of this Agreement.

11.Indemnification. In addition to (and without limiting) the Company’s obligations under Section 26 of the Employment Agreement, the Indemnification Agreement between Executive and the Company dated March 28, 2023 shall remain in full force and effect in accordance with their terms. In addition, the Advancement and Undertaking Agreement between Executive and the Company dated March 28, 2023 (a copy of which is attached as Exhibit D) (the “Undertaking Agreement”) shall remain in full force and effect in accordance with its terms.

12.Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.Notices. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided written acknowledgement of receipt is obtained), (ii) two days after being sent by reputable overnight courier service or (iii) three days after being mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

[At the last address on file with the Company]

With a copy (which shall not constitute notice) to:
Seth J. Safra, Esq.
Proskauer Rose LLP
1001 Pennsylvania Ave, N.W.
Suite 600 South
Washington, DC 20004

Notices to the Company:
Leidos Holdings, Inc.
1750 Presidents Street
Reston, VA 20190
Attn: Board of Directors and General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party in accordance with this paragraph.

IN WITNESS WHEREOF, the Parties hereto have executed this Retirement Agreement as of the date first written above.

LEIDOS HOLDINGS, INC.

By: Robert S. Shapard
Name: Robert S. Shapard
Title: Lead Director

EXECUTIVE

/s/ Roger A. Krone
Roger A. Krone

EXHIBITS

Exhibit A - Outstanding Equity Awards as of February 24, 2023
Exhibit B - Designated Companies
Exhibit C - Release of Claims
Exhibit D - Undertaking Agreement